UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2017

SEVEN STARS CLOUD GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Building B4, Tai Ming International Business Court,

Tai Hu Town, Tongzhou District, Beijing, China 101116
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 9, 2017, Bing Yang, Chief Executive Officer (“CEO”) of Seven Stars Global Cloud Group, Inc. (the “Company”) announced his resignation as CEO and director of the Company’s Board of Directors (the “Board”). Mr. Yang’s resignation as CEO and director of the Board was not because of any disagreement with the Company known to an executive officer of the Company on any matter related to the Company’s operations, policies, or practices. Mr. Yang will resign from both the CEO and director positions immediately, but will remain with the Company in an advisory role until the end of 2017. The Company thanks Mr. Yang for his service. On October 9, 2017, the Board appointed Mr. Bruno Wu, the Company’s current chairman of the Board as its new CEO, effective October 9, 2017.

Xu Yi, Chief Operating Officer (“COO”) of the Company, has resigned as COO, effective October 31, 2017. Mr. Yi’s resignation as COO was not because of any disagreement with the Company known to an executive officer of the Company on any matter related to the Company’s operations, policies, or practices. The Company thanks Mr. Yi for his service.

In addition, effective as of October 9, 2017, Sean Wang, a member of the Board of the Company resigned from the Board. Mr. Wang’s decisions to resign did not involve any disagreement with the Company, the Company’s management or the Board. The Board accepted Mr. Wang’s resignation effective October 9, 2017.

Also, effective as of October 9, 2017, the Board appointed Robert G. Benya to fill a vacancy on the Board. There is no arrangement or understanding between Mr. Benya and any other persons pursuant to which Mr. Benya was elected as a director of the Company. There are no family relationships between Mr. Benya and any of the Company’s officers and directors and there are no other transactions to which the Company or any of its subsidiaries is a party in which Mr. Benya has a material interest subject to disclosure under Item 404(a) of Regulation S-K. Mr. Benya was also appointed Chief Revenue Officer (“CRO”) of the Company, effective as of October 9, 12017. Mr. Benya will receive annual cash compensation in the amount of $240,000 for his service as CRO.

Mr. Benya is a highly distinguished media executive with over 35 years of experience who has pioneered numerous businesses and product innovations in the U.S. and Scandinavian cable television industries. Prior to joining the Company, from January 2010 to June 2017, he was the President & CEO of iN DEMAND L.L.C., a global leader in Pay Per View and Video on Demand sports and entertainment services. Prior to joining iN DEMAND, Mr. Benya led numerous innovations at Time Warner Cable (“TWC”) and helped create new, multi-billion dollar businesses including: Road Runner High Speed Internet, Broadband Portals, Online Video Stores, Advertising Sales Interconnect Joint Ventures, Pay Per View, Video on Demand, Interactive TV and Cloud DVR services. In the 1980's, he was the Chief Revenue Officer for TWC. Mr. Benya has received numerous industry awards including the Cable TV Vanguard Award, multiple ACE and CTAM Awards, six Marketing Executive of the Year Awards, the Paragon Communication President's Award and a Time Warner Cable Innovation Award. He also holds six patents and has won a Technical Emmy Award.

The Company issued the press release attached hereto as Exhibit 99.1, which discloses the management and board changes referenced above and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release, dated October 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVEN STARS CLOUD GROUP, INC.

Date: October 13, 2017	By:	/s/ Bruno Wu
Bruno Wu
Chief Executive Officer